ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Third Quarter of 2017
- - -

BROKEN ARROW, Oklahoma, August 14, 2017 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three and nine month periods ended June 30, 2017. The nine month period includes the financial results for the Company’s asset acquisition of Triton Miami, Inc. (“Triton Datacom”) from October 14, 2016 to June 30, 2017.

“We reported a 29% increase in consolidated sales for the second quarter of 2017, which is mostly attributable to the Telco segment resulting from our acquisition of Triton Datacom’s assets last year. We continue to be pleased with this acquisition, as it further diversified our business and positively contributed to our consolidated financial results over the last few quarters.  However, we continue to be disappointed with the consolidated operating results of the Company as a result of the poor sales performance at Nave Communications, which is part of the Telco segment,” commented David Humphrey, President and CEO of ADDvantage Technologies.

“Due primarily to our two acquisitions that created our Telco segment, we added a VP of Sales executive role in our Company to lead our overall sales organization.  Since joining the Company in May, our new VP of Sales, Don Kinison, has been focused on the development and implementation of an improved sales strategy and organization for Nave Communications. His goal is to increase the sales volume and therefore improve profitability of the overall Telco segment. We are pleased with the initial progress thus far and look forward to seeing the impact on future sales and bottom-line results,” continued Mr. Humphrey.

“We are also reviewing our various operations and operating costs within the Company to optimize our performance.  We still remain confident in the long-term direction of the Company. While we have encountered certain market headwinds and internal challenges that slowed our progress, specifically in our Telco segment, we believe that we have a sound overall business strategy and look forward to seeing the results of the improved sales strategy over the next several quarters,” concluded Mr. Humphrey.

Results for the three months ended June 30, 2017

Consolidated sales increased 29% to $13.0 million for the three months ended June 30, 2017 compared with $10.1 million for the three months ended June 30, 2016.  The increase in sales was in both the Telco segment and Cable segment of $2.9 million and $0.1 million, respectively.  The increase in Cable TV sales was due to an increase in new equipment sales and repairs sales of $0.2 million and $0.3 million, respectively, partially offset by a decrease in refurbished equipment sales of $0.4 million. The increase in Telco used equipment sales was primarily due to Triton Datacom, which offset the continued lower sales from the remaining portion of this segment.  The Company is continuing to address the lower sales in the Telco segment by expanding its sales force, targeting a broader end-user customer base, expanding the capacity of the recycling program and testing the used equipment inventory prior to sale to end-user customers.

Consolidated operating, selling, general and administrative expenses increased $0.7 million, or 23%, to $3.8 million for the three months ended June 30, 2017 from $3.1 million for the same period last year.  This increase in expenses was due to the Telco segment of $0.8 million, while the Cable TV segment decreased by $0.1 million.  The increase for the Telco segment was due primarily to operating expenses of $0.8 million from Triton Datacom and Triton Datacom earn-out expenses of $0.1 million.

Net loss for the three months ended June 30, 2017, was $67,000, or $0.01 per diluted share, compared with a net income of $316,000, or $0.03 per diluted share, for the same period of 2016.

Consolidated EBITDA for the three months ended June 30, 2017 was $0.4 million compared with $0.7 million for the same period ended June 30, 2016.

Results for the nine months ended June 30, 2017

Consolidated sales increased 26% before the impact of intercompany sales to $36.4 million for the nine months ended June 30, 2017 from $28.9 million for the nine months ended June 30, 2016.  The increase in sales was in both the Cable TV and Telco segment of $0.6 million and $6.8 million, respectively.  Sales for the Telco segment increased $6.8 million to $18.9 million for the nine months ended June 30, 2017 from $12.1 million for the same period last year.  The increase in Telco equipment sales was primarily due to Triton Datacom on October 14, 2016, which offset the continued lower sales from the remaining portion of this segment.  The increase in sales for the Cable TV segment was due to an increase in new equipment sales and repair sales of $0.5 million and $0.9 million, respectively, partially offset by a decrease in refurbished equipment revenue of $0.8 million.

Consolidated operating, selling, general and administrative expenses increased 23% to $11.0 million for the nine months ended June 30, 2017 from $9.0 million for the same period last year.  This increase in expenses was due to the Telco segment of $2.2 million, partially offset by a decrease in the Cable TV segment of $0.2 million.

Net income for the nine month period ended June 30, 2017 was $161,000, or $0.02 per diluted share, compared with $486,000, or $0.05 per diluted share, for the same period of 2016.

Consolidated EBITDA for the nine months ended June 30, 2017 remained flat at $1.8 million compared with the same period ended June 30, 2016.

Cash and cash equivalents were $3.7 million as of June 30, 2017, compared with $4.5 million as of September 30, 2016.  The Company generated $2.3 million of cash from operations for the nine months ended June 30, 2017.  As of June 30, 2017, the Company had inventory of $22.7 million compared with $21.5 million as of September 30, 2016.

Earnings Conference Call

The Company will host a conference call on Monday, August 14th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Scott Francis, Chief Financial Officer, and Don Kinison, Vice President of Sales.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 800- 967-7141 (domestic) or 913-312- 1227 (international). All dial-in participants must use the following code to access the call: 2191269. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 28, 2017 at 844-512-2921 (domestic) or 412-317-6671 (international). Participants must use the following code to access the replay of the call: 2191269.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.    In addition, EBITDA as presented excludes other income, interest income and income from equity method investment.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Sales	$12,989,990	$10,060,242	$36,380,572	$28,897,097
Cost of sales	9,234,039	6,594,091	24,836,563	19,080,954
Gross profit	3,755,951	3,466,151	11,544,009	9,816,143
Operating, selling, general and administrative expenses	3,757,027	3,062,288	11,031,276	8,987,316
Income (loss) from operations	(1,076)	403,863	512,733	828,827
Other income (expense):
Other income	–	70,517	–	180,071
Interest income	–	28,950	–	31,122
Loss from equity method investment	–	63,977	–	(77,021)
Interest expense	(85,787)	(54,221)	(279,764)	(184,289)
Total other income (expense), net	(85,787)	109,223	(279,764)	(50,117)

Income (loss) before income taxes	(86,683)	513,086	232,969	778,710
Provision (benefit) for income taxes	(20,000)	197,000	72,000	293,000

Net income (loss)	$(66,863)	$316,086	$160,969	$485,710

Earnings (loss) per share:
Basic	$(0.01)	$0.03	$0.02	$0.05
Diluted	$(0.01)	$0.03	$0.02	$0.05
Shares used in per share calculation:
Basic	10,192,244	10,134,235	10,160,017	10,098,564
Diluted	10,192,244	10,135,607	10,160,582	10,103,054

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$414,383	$(415,459)	$(1,076)	$528,651	$(124,788)	$403,863
Depreciation	77,114	33,673	110,787	84,152	24,902	109,054
Amortization	−	313,311	313,311	−	206,451	206,451
EBITDA (a)	$491,497	$(68,475)	$423,022	$612,803	$106,565	$719,368

(a)
The Telco segment includes earn-out expenses of $0.1 million and zero for the three months ended June 30, 2017 and 2016, respectively, related to the acquisition of Triton Miami, Inc. and Nave Communications.

	Nine Months Ended June 30, 2017			Nine Months Ended June 30, 2016
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$1,586,013	$(1,073,280)	$512,733	$981,770	$(152,943)	$828,827
Depreciation	225,253	103,420	328,673	237,418	74,985	312,403
Amortization	−	953,871	953,871	−	619,353	619,353
EBITDA (a)	$1,811,266	$(15,989)	$1,795,277	$1,219,188	$541,395	$1,760,583

(a)
The Telco segment for the nine months ended June 30, 2017 includes acquisition related costs of $0.2 million.  The Telco segment includes earn-out expenses of $0.2 million and zero for the nine months ended June 30, 2017 and 2016, respectively, related to the acquisition of Triton Miami, Inc. and Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$3,744,508	$4,508,126
Accounts receivable, net of allowance for doubtful accounts of $250,000	6,024,786	4,278,855
Income tax receivable	101,754	480,837
Inventories, net of allowance for excess and obsolete
inventory of $2,984,641 and $2,570,868, respectively	22,660,271	21,524,919
Prepaid expenses	332,421	323,289
Total current assets	32,863,740	31,116,026

Property and equipment, at cost	11,438,582	11,203,865
Less: Accumulated depreciation	(5,320,592)	(4,993,102)
Net property and equipment	6,117,990	6,210,763

Investment in and loans to equity method investee	288,703	2,588,624
Intangibles, net of accumulated amortization	8,860,798	4,973,669
Goodwill	6,031,511	3,910,089
Deferred income taxes	1,490,000	1,333,000
Other assets	136,412	135,988

Total assets	$55,789,154	$50,268,159

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,350,598	$1,857,953
Accrued expenses	1,590,339	1,324,652
Notes payable – current portion	6,828,961	899,603
Other current liabilities	660,919	963,127
Total current liabilities	12,430,817	5,045,335

Notes payable, less current portion	–	3,466,358
Other liabilities	1,419,894	131,410
Total liabilities	13,850,711	8,643,103

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,692,902 and 10,634,893 shares issued, respectively; 10,192,244 and 10,134,235 shares outstanding, respectively	106,929	106,349
Paid in capital	(4,764,953)	(4,916,791)
Retained earnings	47,596,481	47,435,512
Total shareholders’ equity before treasury stock	42,938,457	42,625,070

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,938,443	41,625,056

Total liabilities and shareholders’ equity	$55,789,154	$50,268,159